Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of Today’s Alternative Energy Corporation (the “Company”) Form 8-K/A dated September 14, 2012, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ RBSM LLP

New York, New York

September 14, 2012